
EXHIBIT 11

                          DVL, INC. and Subsidiaries
                         Computation of Per Share Data
                        (in thousands except share data)
                                  (unaudited)


                                                    Three Months Ended
                                                         March 31,
                                                -------------------------
                                                   1997           1996
                                                ----------     ----------
(Loss) before extraordinary gain                $     (817)    $     (698)
Extraordinary gain on the settlement of
 indebtedness                                          453          1,046
                                                ----------     ----------

Net (loss) income                               $     (364)    $      348
                                                ==========     ==========


Weighted average number of common shares
 issued and to be issued used for computation   15,679,450     13,764,824
                                                ==========     ==========


(Loss) before extraordinary gain                $     (.05)    $     (.05)
Extraordinary gain on the settlement of
 indebtedness                                          .03            .08
                                                ----------     ----------
Net (loss) income                               $     (.02)    $      .03
                                                ==========     ==========



















                                        13